Exhibit 3.4

FILED 06:41 PM11/17/2014
SRV141421476 - 2614230 FILE

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NOVATEL WIRELESS,INC.

NOVATEL WIRELESS, INC., a corporation organized and existing under the General
Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Nova tel Wireless, Inc.

2. The date on which the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was April 26, 1996.

3. The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 21, 2000 (as amended, the "Amended and Restated Certificate of Incorporation").

4. The Board of Directors of the Corporation (the "Board"), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend and restate the FOURTH article of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

"(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One-Hundred and Two Million (102,000,000) shares, each with a par value of$0.001 per share. One Hundred Million (100,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware and within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

5. Thereafter, pursuant to a resolution of the Board, this amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

Exhibit 3.4

IN WITNESS WHEREOF, Novatel Wireless, Inc. has caused this Certificate of
Amendment to be signed by its duly authorized officer this 17th day of November 2014.